Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	1901 L Street, NW WASHINGTON, D.C. 20036 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

July 27, 2026

Robin Energy Ltd.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens,
3036 Limassol
Cyprus

Re: Robin Energy Ltd.

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Robin Energy Ltd., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with (i) the Company’s registered direct public offering and sale (the “Offering”) of 804,380 shares of its common stock, par value $0.001 per share (the “Shares”), which include the shares issuable pursuant to the underwriter’s over-allotment option, and the associated preferred stock purchase rights (the “Preferred Stock Purchase Rights”) to be issued pursuant to the Shareholder Protection Rights Agreement, dated April 14, 2025 (the “Rights Agreement”), between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent, (ii) the Underwriting Agreement, dated July 24, 2026 (the “Underwriting Agreement”), between the Company and Maxim Group LLC, acting as an underwriter in connection with the Offering, (iii) the Company’s registration statement on Form F-3 (File No. 333- 286726), as amended (the “Registration Statement”), (iv) a prospectus included therein (the “Base Prospectus”) and (v) a prospectus supplement thereto dated July 23, 2026 (the “Prospectus Supplement”). We have reviewed the documents incorporated by reference in the foregoing (the “Incorporated Documents”). The Prospectus Supplement and the Base Prospectus are referred to collectively as the Prospectus.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) the Articles of Incorporation and Bylaws of the Company; and (v) such other corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Shares have been duly authorized and validly issued and are fully paid for and non- assessable and the Preferred Stock Purchase Rights, when issued and delivered pursuant to the Registration Statement, will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof and we express no opinion as to any other laws, rules or regulations.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K to be filed with the Commission on the date hereof, and to each reference to us and the discussions of advice provided by us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP